                                                                    EXHIBIT 10.1

                INSURANCE PREMIUM FINANCING MANAGEMENT AGREEMENT


                              DATED MAY 17, 1995,

                                    BETWEEN

                               PAN AMERICAN BANK

                                      and

                                BPN CORPORATION

                               TABLE OF CONTENTS

1. Term..............................................................  1
2. Contractor's Obligations..........................................  1

     2.1  Managerial Services........................................  2
     2.2  Computer Software..........................................  2
     2.3  Compliance with Policies and Procedures....................  2
     2.4  Satisfaction of Loan Standards.............................  2
     2.5  Contractor's Managers and Other Employees..................  3
     2.6  Cooperation................................................  3
     2.7  Program Documents..........................................  3
     2.8  Audit of Records...........................................  3
     2.9  Professional Liability Insurance...........................  3
     2.10 No Changes.................................................  4
     2.11 Licenses and Other Authorities.............................  4
     2.12 Financial Statements.......................................  4

3. Bank's Obligations................................................  4

     3.1  Bank Employees.............................................  4
     3.2  Cooperation................................................  4
     3.3  Policies and Procedures....................................  4
     3.4  Business Plan..............................................  5

4. Representations and Warranties of Bank; Certain Covenants.........  5

     4.1  Bank.......................................................  5
     4.2  Contractor.................................................  6

5. Compensation......................................................  7

     5.1  Residual Income............................................  7
     5.2  Service Fees...............................................  8
     5.3  Bank Accounts..............................................  8
     5.4  Payment of Compensation....................................  9

6. Non-Performing Loans; Receipt of Amounts Charged-Off..............  9

     6.1  Non-Performing Loans and Charged-Off Loans.................  9
     6.2  Subsequent Receipt of Charge-Off Amounts................... 10

7. Program Expenses.................................................. 10

     7.1  General Expenses........................................... 10
     7.2  Program Expenses Shared Equally by Bank and
            Contractor............................................... 10
     7.3  Expenses Paid by Contractor................................ 11

8. Non-Competition................................................... 11

     8.1   Similar Agreement and A1ternative Financing................ 11
     8.2   Post-Term Activities....................................... 11

9. Computer Software and Program Documentation........................ 11

     9.1   Limited License During the Term............................ 11
     9.2   Limited License Upon Termination of this Agreement......... 12
     9.3   Return of the Computer Software............................ 12
     9.4   Program Documentation...................................... 12

10. Confidentiality and Nonsolicitation............................... 12

     10.1  Confidential Information................................... 12
     10.2  Nonsolicitation............................................ 13

11. Termination....................................................... 13

     11.1  Termination by Mutual Agreement............................ 13
     11.2  Termination Without Cause.................................. 13
     11.3  Termination for Cause...................................... 13
     11.4  Obligation Upon Termination................................ 14

12. Independent Contractor............................................ 15

13. Indemnification................................................... 15

     13.1  Indemnification of Bank.................................... 15
     13.2  Indemnification of Contractor.............................. 16
     13.3  Indemnification Claims Subject to Section 7.2 (b).......... 16
     13.4  Notice of Claim for Indemnification........................ 16
     13.5  Defense of Third Party Claims.............................. 16
     13.6  Survival of Indemnification................................ 17

14. General Provisions................................................ 17

     14.1  Further Instruments........................................ 17
     14.2  Severability............................................... 17
     14.3  Notices.................................................... 17
     14.4  Waivers.................................................... 18
     14.5  Entire Agreement........................................... 18
     14.6  Successors and Assigns..................................... 18
     14.7  Governing Law.............................................. 18
     14.8  Venue and Jurisdiction..................................... 18
     14.9  Gender and Number.......................................... 18
     14.10 Paragraph and Subparagraph Headings........................ 19
     14.11 Third Parties.............................................. 19
     14.12 Legal Action............................................... 19
     14.13 Counterparts............................................... 19

                INSURANCE PREMIUM FINANCING MANAGEMENT AGREEMENT
                ------------------------------------------------

               THIS INSURANCE PREMIUM FINANCING AGREEMENT, (this "Agreement") is made and entered into as of May 17, 1995, (the "Execution Date"), by and between PAN AMERICAN BANK, a federal savings bank ("Bank"), and BPN CORPORATION, a California corporation ("Contractor") , with reference to the following recitals:

                                    RECITALS

          A. Bank desires to make insurance premium finance loans to consumers and small commercial enterprises for the purpose of assisting those consumers and enterprises in obtaining automobile insurance and other types of property and casualty insurance coverage (the "IPF Loans" or, as the context may require, an "IPF Loan").

          B. Contractor is experienced in arranging IPF Loans on behalf of financial institutions and providing related marketing and administrative services with respect thereto. Contractor provides those services under its registered fictitious business name, "ClassicPlan."

          C. In connection with providing IPF Loan-related services, Contractor has developed and is the owner of a computer software program designed to process and assist in the management and administration of IPF Loans (the "Computer Software").

          D. Bank desires to engage Contractor to perform management and related administrative services with respect to the operation of its IPF Loan portfolio and related lending program (the "Program"), and Contractor desires to perform such services for Bank, in accordance with the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.  Term.
          ----

          The term of this Agreement shall commence immediately upon expiration of the one hundred twenty (120) day notice of termination period set forth in that certain Restatement and Amendment of the Management Services Agreement (Insurance Premium Financing) between Contractor and Republic Bank, a California corporation, or such earlier date following the Execution Date if deemed permissible by Contractor under such agreement (the "Effective Date"), and continue until terminated in accordance with Section 11 hereof (the "Term").


      2.  Contractor's Obligations. Commencing immediately upon the Effective
          ------------------------
Date, Contractor will faithfully perform the following duties as required within the scope of this Agreement to the best of Contractor's professional knowledge, skill and judgment:

          2.1  Managerial Services.  Render managerial and other related
               -------------------
services to Bank with respect to the operation and administration of the Program, including but not limited to, (a) processing IPF Loan applications, (b) collecting on behalf of Bank all IPF Loan proceeds, loan fees, and unearned premium and commission; (c) acting as a liaison with insurance producers whose customers desire to obtain IPF Loans; (d) recommending to Bank, on an ongoing basis, for Bank's consideration, amendments and modifications to Bank's Policies and Procedures (as defined below); (e) performing such marketing and business development and other additional services for the Program as Bank may reasonably request consistent with the Policies and Procedures as in effect from time to time; (f) assuring the Program's compliance with the requirements in the Policies and Procedures with respect to truth-in-lending and other consumer protection and disclosure laws and insurance laws applicable to the Program; provided, however, Contractor shall not be responsible for the IPF Loan forms
--------- -------
and documentation or the rate tables used in connection with the IPF Loans; (g) maintaining and updating at Contractor's expense the Computer Software; (h) maintain all original IPF Loan and related documents and a computer data base for such records in such manner as may reasonably be required by Bank, consistent with the capacity of the Computer Software.

          2.2  Computer Software. Utilize the Computer Software in performing
               -----------------
its obligations hereunder;

          2.3  Compliance with the Policies and Procedures. Comply with all
               -------------------------------------------
written policies, procedures, standards, guidelines, underwriting requirements, and instructions for the management, operation and administration of the Program adopted by the Bank respecting the Program (the "Policies and Procedures") in performing its obligations hereunder;

          2.4  Satisfaction of Loan Standards.  Ensure that borrowers for IPF
               ------------------------------
Loans under the Program satisfy the following requirements:

               (a) The borrower makes a down payment in an amount consistent with industry practices and approved by Bank in accordance with the Policies and Procedures;

               (b) The borrower purchases a policy from an insurer listed in the Policies and Procedures;

               (c) The borrower assigns to Bank as security for the IPF Loan all unearned premium attributable to the financed insurance policy; and

               (d) The borrower or the borrower's designated agent executes all required loan documents, including a promissory note and power of attorney form;

          2.5  Contractor's Managers and Other Employees. Provide the services
               -----------------------------------------
of Peter Walski, Barbara Walski, and Cornelius J. O'Shea or such other person(s) as may be approved by Bank (collectively, the "Managers") to oversee Contractor's operations in performing its obligations hereunder. Contractor shall cause the Managers to devote as much of their regular business time to the affairs of the Program as is reasonably necessary to carry out Contractor's obligations hereunder. Contractor shall direct, supervise, and control the Managers as well as its other employees, and the Managers and such other employees of Contractor shall report solely to Contractor for instructions and directions. In addition, Contractor shall maintain sufficient computer capacity and support staff as required to fully carry out its responsibilities hereunder;

          2.6  Cooperation.  Cooperate at all times with Bank (a) to ensure the
               -----------
proper management, operation and administration of the Program and (b) in connection with the sale of the IPF Loans by Bank;

          2.7  Program Documents. Utilize only Bank-approved documents, forms or
               -----------------
other written materials disseminated to customers or the public with respect to the Program;

          2.8  Audit of Records. Upon forty-eight (48) hours advance written
               ----------------
notice to Contractor or as may otherwise be required by the Office of Thrift Supervision ("OTS") or any other bank regulatory or supervisory agency which has jurisdiction to examine Bank, permit representatives of Bank or such authorities or agencies to visit, inspect, examine, and audit at Contractor's office during regular business hours, Contractor's records and any of the properties, accounts, files, computer data bases, systems, documents, books, reports, work papers and other records (other than documents subject to an attorney-client privilege) belonging to or in the possession or control of Contractor relating to the services provided by Contractor hereunder or to the customers of Bank, provided that such audit shall not unreasonably interfere with Contractor's normal course of business;

          2.9  Professional Liability Insurance. Contractor shall maintain in
               --------------------------------
full force and effect during the Term a policy for errors and omissions insurance coverage with an insurance carrier reasonably acceptable to Bank (A.M. Best Rating of "A-" or better) with limits of liability in no event less than $1 million, and Contractor shall seek obtain $2 million in such coverage or such greater amount as may be required by Bank, in its reasonable discretion, should applicable bank regulatory authorities require increased coverage (the "Policy"). The annual premium on the Policy shall be paid by Contractor provided that the amount thereof does not exceed the greater of $50,000.00 or the cost of insurance for coverage in an amount equal to five percent (5%) of the principal balance of the then outstanding performing and non-performing IPF Loans, in which case the Program shall be responsible for the payment of all premium in excess of such amount as a Program expense as set forth in Section 7.2 hereof. The Policy shall name Bank as an additional insured and shall require by its terms that it cannot be cancelled except on at least thirty (30) days' written notice to Bank. Contractor shall provide Bank with such evidence of coverage under the Policy as Bank may reasonably request, including evidence of the renewal thereof. Contractor also agrees to satisfy all reasonable requirements for extending fidelity bond coverage to Contractor and its employees; provided that all premiums with respect thereto shall be paid by Bank;

          2.10 No Changes. Except with respect to a transfer to an entity which
               ----------
is an affiliate of Bank as of the Execution Date, no change shall be made in the ownership, management, control or form of business of Contractor without the prior written consent of Bank;

          2.11 Licenses and Other Authorities.  Maintain in full force and
               ------------------------------
effect all licenses or other government authorizations required in connection with its business; and

          2.12 Financial Statements. Within ninety (90) days following the end
               --------------------
of each year during which this Agreement is in effect, Contractor shall provide Bank unaudited financial statements reflecting the operations for the year then ended and the financial condition of Contractor as of such date, meeting the requirements for Contractor Financial Statements set forth in Section 4.2(a) hereof, and, upon the written request of Bank, shall provide Bank with quarterly Contractor Financial Statements within forty-five (45) days of the end of each quarter.


     3.   Bank's Obligations.  Commencing on the Effective Date, Bank
          ------------------
will faithfully perform the following duties as required within the scope of this Agreement to the best of Bank's professional knowledge, skill and judgment:

          3.1  Bank Employees.  Maintain a staff of necessary employees to
               --------------
underwrite and fund IPF Loans under the Program;

          3.2  Cooperation.  Cooperate at all times with Contractor to ensure
               -----------
the proper management, operation and administration of the Program;

          3.3  Policies and Procedures.  Provide Contractor with the Policies
               -----------------------
and Procedures. The Policies and Procedures shall include, among such other requirements as may be included by Bank, the following with respect to the
Program: (a) A list of insurers on whose policies IPF Loans may be made (and any individual or aggregate policy limits applicable to such insurers); (b) Fees to be charged borrowers; (c) Interest rates on IPF Loans; (d) Borrower underwriting requirements; (e) Allow for IPF Loans to be made on commercial insurance products, the aggregate amount of which loans shall not exceed, without further review of the commercial lines business by Bank, $500,000.00; and (f) Allow for advances to be made on IPF Loans financing broker's fees, the aggregate amount of which shall not exceed, without further review by Bank, $200,000.00. The Policies and Procedures are subject to reasonable amendment consistent with then current industry practices at any time by Bank upon notice to Contractor. In accordance with the Business Plan (as hereinafter defined in Section 3.4 hereof), the insurance companies listed in Exhibit A attached hereto and incorporated herein by this reference are acceptable insurers on whose personal lines automobile insurance policies IPF Loans may be made under the Program; and

          3.4  Business Plan.  Bank shall fund IPF Loans under the Program in
               -------------
accordance with its Revised Fiscal 1995/96 (June 30, 1995 through June 30, 1996) Business Plan that was filed with and acknowledged by the OTS (the "Business Plan"), subject to the regulations, policies, directions and required approvals of the OTS and other bank regulatory authorities and provided Contractor supplies sufficient IPF Loans satisfying the requirements of the Program.

     4.   Representations and Warranties of Bank; Certain Covenants.
          ---------------------------------------------------------

          4.1  Bank.  Bank hereby represents and warrants to Contractor, as of
               ----
the Execution Date as follows:

               (a) Licenses and Other Authorization.  Bank is duly chartered as
                   --------------------------------
a Federal Savings Bank and each of its required licenses have been lawfully obtained and are in full force and effect in accordance with their terms by reason of performing its obligations hereunder. Without limiting the foregoing,
(a) Bank is in full compliance with the terms and conditions of its charter and all such licenses, (b) there are no disputes or proceedings pending, or, to the knowledge of Bank after reasonable investigation, threatened with respect to the suspension, revocation, nonrenewal or limitation of any such license, (c) no event has occurred which, whether with notice or lapse of time or both, will or may result in the suspension, revocation, nonrenewal or limitation of any such license, and (d) all filings, submissions and other actions required to have been made or taken in order to renew any such license have been made or taken within the time periods required or reasonably necessary for such renewal. Bank covenants that it shall keep all necessary licenses and authorizations in full force and effect during the term of this Agreement.

               (b) Usury Laws.  The IPF Loans to be made under the Program by
                   ----------
Bank are not subject to interest rate or usury limitations under California or federal law.

               (c) Financial Statements of Bank.  Bank has delivered to
                   ----------------------------
Contractor true and complete copies of Bank's financial statements for the period ended June 30, 1994, accompanied by the opinion of its accountant (the "Bank Financial Statements") . The Bank Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis with prior periods (except as may be indicated in the notes thereto) and represent fairly the financial position of Bank as of the date shown. The Financial Statements do not fail to disclose any material liabilities of Bank as of the date thereof that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed, contingent or inchoate.

               (d) Non-Contravention.  The execution, delivery and performance
                   -----------------
of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with or constitute a default or breach under any agreement, lease, or contract to which Bank is a party or by which Bank is bound.

               (e) Authority.  The execution, delivery and performance of this
                   ---------
Agreement and the transactions contemplated by this Agreement by Bank have been duly authorized by any necessary corporate action, including, without limitation, any necessary director or shareholder approval. Bank has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.


          4.2  Contractor.  Contractor hereby represents and warrants to Bank,
               ----------
as of the Execution Date as follows:

               (a) Financial Statements of Contractor. Contractor has delivered
                   ---------------------------------
to Bank true and complete copies of Contractor's unaudited financial statements for the period ended December 31, 1994, maintained by Contractor on a consistent basis with prior periods (except as may be indicated in any note thereto) (the "Contractor Financial Statements") . The Contractor Financial Statements do not fail to disclose any material liabilities of Contractor as of the date thereof including any liabilities which, to the knowledge of Contractor, are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed, contingent or inchoate. No material liabilities have been incurred by Contractor since December 31, 1994, other than those liabilities incurred in the ordinary course of business, consistent with past practices. Notwithstanding the foregoing, Contractor does not maintain reserves for processing any outstanding IPF Loans.

               (b) Non-Contravention.  The execution, delivery and performance
                   -----------------
of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with or constitute a default or breach under any agreement, lease, or contract to which Contractor is a party or by which Contractor is bound.

               (c) Licenses and Other Authorization. Contractor is a corporation
                   --------------------------------
duly organized, validly existing and in good standing under the laws of the State of California and each of its required licenses have been lawfully obtained and are in full force and effect in accordance with their terms by reason of performing its obligations hereunder. Without limiting the foregoing, (i) Contractor is in full compliance with the terms and conditions of all such licenses, (ii) there are no disputes or proceedings pending, or, to the knowledge of Contractor after reasonable investigation, threatened with respect to the suspension, or revocation, nonrenewal or limitation of any such license,
(iii) no event has occurred which, whether with notice or lapse of time or both, will or may result in the suspension, revocation, nonrenewal or limitation of any such license, and (iv) all filings, submissions and other actions required to have been made or take in order to renew any such license have been made or taken within the time periods required or reasonably necessary for such renewal. Contractor covenants that it shall keep all necessary licenses and authorizations in full force and effect during the term of this Agreement.

               (d) No Infringement.  Contractor owns or shall have the right to
                   ---------------
use and it shall maintain the right to use throughout the term of this Agreement, all computer software, proprietary designs, trademarks, trademark applications, trade names, trade secrets, service marks, brand marks, brand names, and copyrights utilized by Contractor in connection with the operation of the Program and Bank shall be entitled to utilize such Program assets as provided herein without restriction or infringement upon the rights of any third party as contemplated under this Agreement.

               (c) Authority.  The execution, delivery and performance of this
                   ---------
Agreement and the transactions contemplated by this Agreement by Contractor have been duly authorized by any necessary corporate action, including, without limitation, any necessary director or shareholder approval. Contractor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.


     5.   Compensation.
          ------------

          5.1  Residual Income.  On all performing and nonperforming IPF Loans
               ---------------
made under the Program, Contractor shall be credited one half of the Residual Income (as hereinafter defined) less a mutually agreed upon reserve for uncollectible interest. The "Residual Income" shall be the accrued interest with respect to the performing and non-performing IPF Loans, less accrued interest on the outstanding principal balance on the then outstanding performing and non-performing IPF Loans in the amount of two percent (2%) per annum above the prime rate as published in the Money Rates column of The Wall Street Journal ("Prime
                                               -----------------------
Rate"), or, in the event such rate shall cease to be published, such rate as may be mutually agreed upon by Bank and Contractor in substitution therefor, as such prime rate of interest is published from time to time; provided, however,
                                                       --------  -------
interest shall cease to accrue on such performing and non-performing IPF Loans on the Pay-Off Date (as defined in Section 6.1 hereof). For the purposes of this Agreement, "performing" IPF Loans are all loans except for non-performing IPF Loans as defined in Section 6 hereof. Non-performing IPF Loans and charged-off IPF Loans shall be treated as provided in Section 6 hereof.

          5.2  Service Fees.  Contractor shall be entitled to the following
               ------------
amounts as provided in the Policies and Procedures (the "Service Fees") with respect to each IPF Loan made under the Program, which amounts are subject to change from time to time by mutual agreement of Bank and Contractor in order to remain consistent with then current industry practices:

               (a) A loan service fee equal to the amount of the IPF Loan-related fee charged to the borrowers, the amount of which is currently $40.00 per IPF Loan;

               (b) All cancellation fees charged by Bank, the amounts of which are currently $10.00 per IPF Loan; and

               (c) Fifty percent (50%) of all fees charged by Bank to borrowers, including but not limited to, returned check fees and late charges.

          5.3  Bank Accounts.
               -------------

               (a) Post Office Box and IPF Loan Account.  All borrowers under
                   ------------------------------------
the IPF Loans shall be directed to submit their respective loan payments made payable to "Classic Plan/Pan American Bank" to a post office box designated by and under the control of Bank and Contractor. Contractor shall deposit all such payments in an account maintained in the name of Bank at Bank or such other bank as Bank may approve (the "IPF Loan Account"). Bank shall take all necessary steps in order to and shall authorize and permit Contractor to make deposits to the IPF Loan Account.

               (b) Operating Account.  Contractor and Bank shall take all
                   -----------------
necessary steps in order to and shall authorize and permit Contractor to issue, sign or countersign checks or other orders for the payment of money on an account designated by and in the name of Bank (the "Operating Account") so that Contractor may pay return unearned premium to borrowers of the IPF Loans, and make other payments to third parties necessary for the operation of the Program. In accordance with the Policies and Procedures, Bank shall maintain sufficient funds in the Operating Account to clear all such checks.

               (c) Draft Clearing Account.  Contractor and Bank shall take all
                   ----------------------
necessary steps in order to and shall authorize and permit Contractor to issue, sign or countersign drafts for the payment of money on a draft clearing account designated by and in the name of Bank (the "Draft Clearing Account") . The Draft Clearing Account shall be established in accordance with and for the purposes set forth in the Policies and Procedures, and in accordance therewith, Bank shall maintain sufficient funds in the Draft Clearing Account to clear all drafts properly issued on said account.

          5.4  Payment of Compensation.
               -----------------------

               (a) Payment of the Section 5.2(a) Loan Service Fees. Contractor
                   -----------------------------------------------
shall provide Bank with a weekly accounting of the IPF Loans initiated during the immediately preceding week in form acceptable to Bank and with sufficient detail to permit Bank to compute the loan service fees referred to in Section 5.2(a) due Contractor (the "Weekly Accounting"). Within two (2) business days following Bank's receipt of the Weekly Accounting, Bank shall deposit directly into an interest bearing bank account of Contractor designated by Contractor and maintained at Bank the loan service fees referred to in Section 5.2(a) hereof with respect to such IPF Loans; provided, however, such amounts to be paid to
                                --------  -------
Contractor shall be reduced by the amount of any loan service fees referred to in Section 5.2(a) previously paid to Contractor that relate to insurance policies that were never issued by an insurer or otherwise rescinded from inception.

               (b) Payment of Residual Income and Other Amounts.  On such date
                   --------------------------------------------
of each calendar month as Bank and Contractor shall mutually agree, Bank shall provide Contractor with an accounting, based on data provided by Contractor, computed on a daily basis and in form acceptable to Bank and Contractor showing the principal balance outstanding and interest calculated at the rate of two percent (2%) per annum above the Prime Rate with respect to the IPF Loans and such information as may be reasonably required by Contractor or Bank to reflect income accrued on the performing IPF Loans and non-performing IPF Loans after an appropriate allowance for the reserve for uncollectible interest referred to in
Section 5.1 hereof. Within two (2) business days following the approval of the accounting by the parties, Bank shall pay Contractor fifty percent (50%) of the Residual Income for such month with respect to the performing and non-performing IPF Loans, and Bank shall pay itself and Contractor such parties' respective share of amounts referred to in Sections 5.2(b) and (c) hereof that are then due, less, in the case of any payments otherwise due to Contractor, any sums then due Bank under Section 6.1 hereof.

     6.   Non-Performing Loans; Receipt of Amounts Charged-Off.
          ----------------------------------------------------

          6.1  Non-Performing and Charged-Off Loans.  An IPF Loan shall be
               ------------------------------------
considered to be non-performing on the first date that a notice of cancellation may be sent under the policy to which the IPF Loan in question relates. Any amount of unearned premium received from an insurer on a non-performing IPF
Loan shall be applied first to the payment of principal, then to the payment of Bank's share of accrued interest with respect thereto, then to Residual Income, and then to Service Fees. The date that such unearned premium is received shall be deemed the "Unearned Premium Receipt Date." Unpaid amounts with respect to non-performing IPF Loans shall be charged-off on the date which is eight (8) weeks following the earlier of (i) the Unearned Premium Receipt Date or (ii) the date it is determined that no unearned premium with respect thereto is receivable (the "Charge-Off Date"). IPF Loan charge-off amounts (including principal, interest and Service Fees) (the "Charge-Off Amounts") shall be borne fifty percent (50%) by Bank and fifty percent (50%) by Contractor, except that Contractor shall be responsible for one hundred percent (100%) of the Charge-Off Amounts incurred as the result of the gross negligence of Contractor, provided, however, no loss incurred in connection with the
               --------- -------
insolvency of any insurance producer or other loan originator or insurer shall be deemed under any circumstances to be the result of the negligence or gross negligence of Contractor on any Charge-Off Amounts. Contractor shall pay to Bank its share of Charge-Off Amounts within five (5) days of Bank's demand therefor; provided, that Bank may, at its option, deduct any amounts owed by Contractor in respect of charged-off IPF Loans against any current or future compensation or distributions due Contractor hereunder. The date that Charge-Off Amounts are paid by Contractor in accordance with this Section 6.1 shall be hereinafter referred to as the "Charge-Off Payment Date." The date that all amounts of principal and Bank's share of accrued interest are paid in full, which may be the Unearned Premium Receipt Date or the Charge-Off Payment Date, as the case may be, shall be referred to herein as the "Pay-Off Date."

          6.2  Subsequent Receipt of Charge-Off Amounts.  Funds received from
               ----------------------------------------
borrowers, insurers, insurance producers, collection agencies or any other source that relate to IPF Loans previously charged-off under the Program, shall be divided equally between Bank and Contractor.


     7.   Program Expenses.
          ----------------

          7.1  General Expenses.  Except as otherwise provided in Sections 7.2
               ----------------
and 7.3 hereof, all expenses of Contractor and Bank incurred in connection with the Program, including but not limited to, legal fees, automobile expenses, computer expenses, insurance, employment, licenses, memberships, dues, publications, office supplies, postage, rent, payroll and other taxes, telephone, travel and entertainment, and utilities, shall be borne solely by the party incurring such expenses.

          7.2  Program Expenses Shared Equally by Bank and Contractor. The
               ------------------------------------------------------
following expenses shall be shared equally by Bank and Contractor: (a) The cost of the initial printing of loan forms, stationary and other related documents utilized by Contractor that refer to Bank as the lender on the IPF Loans, which documents shall reflect any and all changes or revisions requested by Bank as a consequence of the initial compliance review thereof by legal counsel to Bank;
(b) All costs, losses, expenses, judgments, attorneys' fees and settlements relating to any first party or third party claims arising from IPF Loans made under the Program as a consequence of Contractor's negligence or otherwise, the cost of defense and indemnification of which does not exceed $10,000.00 per claim; provided, however, claims for fees made by insurance producers or others
       --------  -------
originating IPF Loans under the Program shall be the sole responsibility of Contractor; and (c) The reasonable salaries of the individuals (currently two) reasonably determined by Contractor to be required for collection activities with respect to the non-performing and charged-off IPF Loans. For the purposes of Section 7.2(b) above, two or more claims arising out of a single act or a series of related acts shall be treated as a single claim thereunder. The reimbursement of amounts referred to in this
Section 7.2 shall be made monthly on such date of each month as mutually agreed upon by the parties hereto.

          7.3  Expenses Paid by Contractor.  Contractor shall be responsible for
               ---------------------------
the costs that it incurs in marketing and promoting the Program. Contractor shall promptly pay or cause to be paid from its funds at its sole expense all sums due insurance producers or others for originating IPF Loans under the Program.


     8.   Non-Competition
          ---------------

          8.1  Similar Agreement and Alternative Financing. Contractor shall
               -------------------------------------------
provide Bank with written notice in the event that Contractor reasonably believes that it will require funding for IPF Loans in an amount in excess of Bank's current lending capacity with respect to the Program or if it desires to obtain funding for IPF Loans that do not conform to the Program. If, within ninety (90) days following the date of such written notice, Bank declines to fund IPF Loans that do not conform to the Program or declines or is unable to increase its lending capacity or is unable to obtain a lender to provide additional financing with respect to the Program, Contractor may enter into like agreements to obtain alternative direct financing for IPF Loans that do not conform to the Program or IPF Loans that conform to the Program in excess of Bank's current lending capacity. Contractor shall advise Bank of all discussions it has with other lenders at the time such discussions commence and will provide Bank with a copy of any agreement with any such lender. Such agreement will not provide more favorable terms to the lender thereunder than those offered to Bank under this Agreement and Contractor's services under such agreement shall not interfere with or restrict Contractor's ability to perform Contractor's obligations to provide services for Bank hereunder. Contractor may utilize the Computer Software in managing and processing IPF Loans funded by such alternative sources of financing.

          8.2  Post-Term Activities.  At any time during or after the Term,
               --------------------
Contractor may take any and all steps that it deems appropriate to secure alternative sources of financing for IPF Loans to policyholders to be made following termination of this Agreement and to arrange for the use of the Computer Software in connection therewith; provided that Contractor first notifies Bank of any action that it proposes to take in such regard.

     9.   Computer Software and Program Documentation.
          -------------------------------------------

          9.1  Limited License During the Term. During the Term, Contractor
               -------------------------------
hereby grants to Bank a personal nonexclusive and nontransferable license to use the Computer Software. Bank acknowledges and agrees that the computer Software and all copies thereof are Contractor's exclusive property and constitute a valuable trade secret and "Confidential Information" (as defined in Section 10.1 hereof) of Contractor. Without Contractor's prior written consent, Bank shall neither make copies of nor disclose or make available to third parties the Computer Software or any portion thereof.

          9.2  Limited License Upon Termination of this Agreement.  If
               --------------------------------------------------
this Agreement is terminated by either party, Contractor shall, at no cost to Bank, grant Bank a personal nonexclusive and nontransferable license to use the Computer Software for a period of two (2) years following the effective date of termination of this Agreement (the "Post Termination License Period") . During the Post Termination License Period and thereafter, Bank shall neither make copies of nor disclose or make available to third parties the Computer Software or any portion thereof, except to such servicing or processing firms as may be retained by Bank to service or process IPF Loans and collections, all of which shall be required to agree to use such Computer Software only in accordance with the terms hereof. The failure of Bank to comply with the requirements of the preceding sentence will result in the immediate terminating of the license granted pursuant to this Section 9.2.

          9.3  Return of the Computer Software.  Upon expiration of the
               -------------------------------
Post Termination License Period, Bank shall cease any further use of the Computer Software or any portion thereof and return the same and all copies thereof to Contractor.

          9.4  Program Documentation.  Bank and Contractor acknowledge
               ---------------------
that except for the Computer Software, which is the sole property of Contractor, and the Policies and Procedures, which is the sole property of Bank, all Program-related manuals, documents, files, reports, studies, instruments, and other materials that were developed jointly by Bank and Contractor may be used without limitation by each following the termination of this Agreement. The right of joint use provided for in this Section 9.4 shall not extend to the Computer Software or the Policies and Procedures or any modifications, enhancements, updates or revisions that were made thereto during the Term.

     10.  Confidentiality and Nonsolicitation.
          -----------------------------------

          10.1 Confidential Information.  During the Term, Bank and
               ------------------------
Contractor may acquire access to confidential or proprietary information of one another, including, but not limited to, the identities of one another's respective clients, customers, prospective client and customer lists, computer software, marketing surveys, cost analyses and procedures (collectively, "Confidential Information") . The parties agree that, except for the Computer Software, or as provided in Section 11.4(a), such Confidential Information that relates to the Program may be used by the Bank without compensation except as expressly provided herein or by future agreement, and, without limiting the foregoing, the parties agree that Bank shall be free to market services or products other than IPF Loans to clients and customers or prospective clients and custorners of Contractor. Any Confidential Information of a party, except as otherwise provided in the preceding sentence, shall not be used by the other party except to carry out its obligations under this Agreement; shall be maintained in confidence by the other party; and shall not be revealed, disclosed, published or used by such party except as provided hereunder.

          10.2 Nonsolicitation.  For a period of one (1) year following
               ---------------
the termination of this Agreement, Contractor shall not directly or indirectly call on, solicit, take away, or attempt to call on, solicit or take away, either for Contractor or for any other person, firm, corporation or entity, any of Bank's borrowers, other than obligors under the IPF Loans, existing before or at the time of termination of this Agreement.

           The provisions of this Section 10 shall survive the termination of this Agreement.

     11.  Termination.
          -----------

          11.1 Termination by Mutual Agreement.  Bank and Contractor may
               -------------------------------
mutually agree to terminate this Agreement at anytime.

          11.2 Termination Without Cause.  Either party may terminate this
               -------------------------
Agreement without cause upon one hundred twenty (120) days prior written notice to the other party.

          11.3  Termination for Cause.
                ---------------------

               (a) Termination for Cause by Bank or Contractor. At any time
                   -------------------------------------------
during the Term, Bank or Contractor may terminate this Agreement immediately for cause upon written notification to the other party of such termination. Such written notice shall state the "cause" with specificity. As used in this Section 11.3(a), the term "cause" shall mean any one or more of the following events:

               (i) Misappropriation of Funds.  The misappropriation by a party
                   -------------------------
of funds or property of the other party;

               (ii) License Suspension or Revocation. The expiration or
                    --------------------------------
cancellation of or refusal to renew by a regulatory authority any license, certificate or other regulatory approval required in order for a party to perform its duties under this Agreement; or

               (iii)  Breach.  A party's failure to pay amounts due hereunder to
                      ------
the other party which is not paid within ten (10) days following notice from the other party with respect to such nonpayment or, with respect to matters other than nonpayment of amounts due hereunder, a party's material breach of this Agreement which is not cured within sixty (60) days following notice from the other party of such breach.

               (b) Termination for Cause by Bank.  At any time during the Term,
                   -----------------------------
Bank may terminate this Agreement immediately for cause upon written notification to Contractor of such termination. Such written notice shall state the "cause" with specificity. As used in this Section 11.3(b), the term "cause" shall mean any one or more of the following events:

                   (i) Malfeasance. Contractor engaging in acts of malfeasance
                       -----------
in performing its obligations hereunder;

                   (ii) Bankruptcy of Contractor.  The institution of any
                        ------------------------
bankruptcy, reorganization, insolvency or similar proceedings by or against Contractor;

                   (iii) Regulatory Action.  The OTS or any other regulatory
                         -----------------
authority or agency having jurisdiction over the Bank's officers shall require that Bank terminate this Agreement; or

                   (iv)  Termination of Insurance.  The Policy is cancelled or
                         ------------------------
nonrenewed and Contractor does not obtain replacement coverage that is effective as of the effective date of such cancellation or nonrenewal.

               (c) Termination for cause by Contractor.  At any time during the
                   -----------------------------------
Term, Contractor may terminate this Agreement immediately for cause upon written notification to Bank and such termination. Such written notice shall state the "cause" with specificity. As used in this Section 11.3(c), the term "cause" shall mean any one or more of the following events:

                   (i) Insolvency.  The issuance of any rehabilitation,
                       ----------
conservation or liquidation order by the OTS or other regulatory authority against Bank or issuance of any order or directive requiring that Bank terminate this Agreement; or

                   (ii) Business Plan.  Bank's failure or inability to make IPF
                        -------------
Loans under the Program in accordance with the Business Plan.

               11.4 Obligations Upon Termination.
                    ----------------------------

               (a) Return of Property and Use of Names.  In addition to the
                   -----------------------------------
requirements set forth in Section 9 hereof with respect to the use of the Computer Software, upon the termination of this Agreement or the expiration of the Term, Contractor shall return the Policies and Procedures to Bank without retaining any copy thereof and each party shall immediately return to the other all records and other property of the party that owns such property. In addition, Contractor and Bank shall not use the other's trademarks, service marks, trade names, trade styles or logos, or any other words or logos similar to that of Bank or Contractor, as the case may be.

               (b) Loan Servicing.  In the event of any termination of this
                   --------------
Agreement, Bank and Contractor shall continue to perform and satisfy their respective duties and obligations with respect to all uncollected IPF Loans that were made under the program during the Term. Such duties and obligations shall be performed in accordance with the terms of this Agreement as if this Agreement had not been terminated, until all such loans have been fully collected or charged-off (the "Run-off Period") . During the Run-off Period, Bank and Contractor shall continue to allocate the expenses pertaining to the Program as described in Section 7 hereof.

               (c) Payments Due Following Termination.  If this Agreement is
                   ----------------------------------
terminated as provided in this Section 11, Bank shall continue to pay Contractor the amounts described in Section 5 hereof in respect of IPF Loans with application dates on or before the date of such termination.

    12.   Independent Contractor.
          ----------------------

    This Agreement is not a contract of employment. Nothing contained in this Agreement shall be construed to create the relationship of joint venture, partnership or employer and employee between Bank and Contractor. Each party is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of its business. Each party shall be solely responsible with respect to, and will promptly pay or withhold, as required, all taxes or sums due to federal, state or local taxing authorities for its respective employees.

    13.  Indemnification.
         ---------------

          13.1 Indemnification of Bank.  Contractor shall indemnify, defend and
               -----------------------
hold harmless Bank and its affiliates as well as its and their respective directors, officers, agents, employees and shareholders from and against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses or expenses, including reasonable attorney's fees (in the singular, an "Indemnification Claim" and collectively, "Indemnification Claims"), caused by or resulting from any breach of this Agreement by Contractor, or any misconduct, error, omission, or other unauthorized act by Contractor or by Contractor's managers, officers, directors, shareholders, employees, agents or representatives with respect to the IPF Loans made under the Program (except to the extent that such alleged misconduct, act, error, omission or other unauthorized or improper act or claim with respect thereto is primarily attributable to Bank), or any breach or alleged breach or termination of any agreement of Contractor to which Contractor has been or will at any time be a party respecting the making of IPF Loans or any claim that any person indemnified hereunder induced Contractor to breach or terminate or otherwise interfere with any such agreement; provided, however, Contractor's responsibility for IPF Loan
                    --------- -------
losses is subject to indemnification only as provided in Section 6.1 hereof, and not pursuant to this Section 13.1 or Section 7.2(b).

          13.2 Indemnification of Contractor.  Bank shall indemnify, defend
               -----------------------------
and hold harmless Contractor and its affiliates as well as its and their respective directors, officers, agents, employees and shareholders from and against any and all indemnification Claims, caused by or resulting from any breach of this Agreement by Bank, or any misconduct, error, omission, or other unauthorized act by Bank or by bank's officers, directors, shareholders, employees, agents or representatives with respect to the IPF Loans made under the Program or otherwise, except to the extent that such alleged misconduct, act, error, omission or other unauthorized or improper act or claim with respect thereto is primarily attributable to Contractor; provided, however, Bank will
                                                 --------- -------
have no liability to Contractor in the event that Bank is unable to fund IPF Loans under the Program as a consequence of its receipt of a written directive from the OTS or other bank regulatory authorities.

          13.3 Indemnification Claims Subject to Section 7.2 (b). Any claims
               -------------------------------------------------
subject to Section 7.2(b) hereof shall not be subject to indemnification under this Section 13 unless and until the amount of claims and expenses involved equal $10,000.00 at which point the entire claim and related expenses shall be subject to Section 13 rather than Section 7.2, including the first $10,000.00 thereof.

          13.4 Notice of Claim for Indemnification.  Upon obtaining
               -----------------------------------
knowledge of an Indemnification Claim which could give rise to indemnification under this Section 13, the party demanding such indemnification (the "Indemnitee") shall promptly notify the party from whom indemnification is sought (the "Indemnitor"), in writing, of any Indemnification Claim which the Indemnitee has determined has given or could give rise to a right of indemnification under Sections 13.1 or 13.2 hereof (the "Notice of Claim").
The Notice of Claim shall specify, in reasonable detail, the nature of any such Indemnification Claim giving rise to the right of indemnification.

          13.5 Defense of Third Party Claims.  With respect to any third
               -----------------------------
party Indemnification Claim set forth in a Notice of Claim, the Indemnitor may defend, in good faith and at is own expense, any such Indemnification Claim and the Indemnitee, at its expense, shall have the right to participate in the defense of any such third party Indemnification Claim. In connection with its defense of a third party Indemnification Claim, the Indemnitor shall have the right to choose or approve counsel for the defense or prosecution of such action, subject to the reasonable approval of the Indemnified Party. So long as the Indemnitor is defending in good faith any such third party Indemnification Claim, the Indemnitee shall not settle or compromise such third party Indemnification Claim without the consent of the Indemnitor, which shall not be unreasonably withheld. The Indemnitee shall make available to the Indemnitor or its representatives all records and other materials reasonably required by them for its use in contesting any third party Indemnification Claim and shall cooperate fully with the Indemnitor in the defense of all such Indemnification Claims. The Indemnitor shall furnish, at its expense, any bond or other security required to release any lien, garnishment, attachment or execution required in connection with any third party proceeding. The Indemnitor may settle any claim without the consent of the Indemnitee in the event that the sole relief requested is money damages and such money damages are paid in full by the Indemnitor and all litigation against the Indemnitee with respect thereto is dismissed with prejudice (or an unconditional release satisfactory to Indemnitee is entered into).

          13.6  Survival of Indemnification.  The indemnification provided
                ---------------------------
under this Section 13 shall survive the termination of this Agreement.

     14.  General Provisions.
          ------------------

          14.1  Further Instruments.  Each party shall execute and deliver
                -------------------
all further instruments, documents and papers, and shall perform any and all acts necessary, to give full force and effect to all of the terms and provisions of this Agreement.

          14.2  Severability.  If any provision of this Agreement, as applied to
                ------------
any party or to any circumstance, shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

          14.3  Notices.  All notices, statements or demands shall be in
                -------
writing and shall be served in person, by telegraph, by express mail, by certified mail or by private overnight delivery. Service shall be deemed conclusively made (a) at the time of service, if personally served, (b) at the time received, if sent by facsimile, and receipt is confirmed, (c) seventy-two
(72) hours after deposit in the United States mail, (d) five (5) days after deposit in the United States mail, properly addressed and postage prepaid, return receipt requested, if served by certified mail and (e) twenty-four (24) hours after delivery by the party giving the notice, statement or demand to the private overnight deliverer, if served by private overnight delivery.

          Any notice or demand to Contractor shall be given to:

                     BPN Corporation
                     13750 Pipeline Avenue
                     Chino, California  91710
                     Attention: Peter A. Walski, Barbara R. Walski and Cornelius J. O'Shea

          Any notice or demand to Bank shall be given to:

                     Pan American Bank, FSB
                     1300 South El Camino Real
                     San Mateo, California  94401-0986
                     Attention:  Lawrence J. Grill, President

Any party may, by virtue of written notice in compliance with this Paragraph, alter or change the address or the identity of the person to whom any notice, or copy thereof, is to be sent.

          14.4  Waivers.  A waiver by any party of any of the terms and
                -------
conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder.

          14.5  Entire Agreement.  This Agreement contains the entire
                ----------------
understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties. Each party acknowledges that no representations, inducements, promises, or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein.

          14.6  Successors and Assigns.  This Agreement shall be binding upon
                ----------------------
and shall inure to the benefit of the parties hereto and their respective estates, successors, legal or personal representatives, heirs, distributees, designees and assigns.

          14.7  Governing Law.  This Agreement shall be governed by and
                -------------
construed in accordance with the laws of the State of California.

          14.8  Venue and Jurisdiction.  Any and all actions to enforce any of
                ----------------------
the terms or conditions of this Agreement or to resolve any disputes between the parties hereto shall be brought only in the United States District Court for the Central District of California or the Superior or Municipal Court of the State of California, County of Los Angeles, as appropriate.

          14.9  Gender and Number.  In all matters of interpretation, whenever
                -----------------
necessary to give effect to any provision of this Agreement, each gender shall include the other, the singular shall include the plural, and the plural shall include the singular.

          14.10 Paragraph and Subparagraph Headings.   The titles of the
                -----------------------------------
paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any provision or condition of this Agreement.

          14.11 Third Parties.  Except as may be expressly set forth
                -------------
herein, the parties hereto do not intend to confer any rights or remedies upon any person other than the parties hereto.

          14.12 Legal Action.  In the event of any litigation between or
                ------------
among the parties hereto respecting or arising out of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and costs, whether or not such litigation proceeds to final judgment or determination.

          14.13 Counterparts.  This Agreement may be executed in
                ------------
counterparts which, taken together, shall constitute the whole of the Agreement as between the parties.

          IN WITNESS WHEREOF, the parties have executed this Agreement by their duly appointed and authorized officer whose incumbency and authority to bind Bank and Contractor, respectively, are warranted by execution hereof, as of the day and year first above written.

BANK:                                       PAN AMERICAN BANK


                                            By: /s/ LARRY GRILL
                                               ----------------------------
                                            Its:  PRESIDENT
                                                ---------------------------
                                            Printed Name: LARRY GRILL
                                                         ------------------

CONTRACTOR:                                 BPN CORPORATION


                                            By: /s/ PETER A. WALSKI
                                               ----------------------------
                                            Its: President
                                                ---------------------------
                                            Printed Name: PETER A. WALSKI
                                                         ------------------